Exhibit (a)(11)

Establishment and Designation of

Two Additional Series and One Additional Class of Shares of Beneficial Interest,

Par Value $0.01 Per Share, of

PIMCO Funds

RESOLVED, pursuant to Sections 5.11 and 5.13 of the Amended and Restated Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated March 31, 2000 (“Declaration”), the shares of beneficial interest of the Trust defined shall be divided into two additional separate series, designated as the PIMCO Government Money Market Fund and the PIMCO Treasury Money Market Fund (the “Series”) and the shares of beneficial interest of the Series shall be divided into seven classes, including one additional class of the Trust designated as Class M; and

FURTHER RESOLVED, that the Series hitherto established and designated shall have the following special and relative rights:

1. The Series shall issue their shares of beneficial interest with respect to up to seven classes of shares: Administrative Class, Class A, Class C, Class D, Class M, Class P and Class R.

2. Each Series shall be authorized to invest in cash, securities, instruments and other property as described from time to time in the offering materials of each Series (“Eligible Portfolio Instruments”). Each share of beneficial interest of the Series (“Share”) shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of that Series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to that Series, and shall be entitled to receive its pro rata share of net assets of that Series upon liquidation of the Series, all as provided in the Declaration.

3. Each Series shall be subject to such selling restrictions, restrictions as to transfer or other terms as shall be established by the Trustees and described in the offering materials for the Series.

4. Each Series may pursue its investment objectives directly by investment in Eligible Portfolio Instruments or indirectly by investment in one or more underlying investment vehicles or funds that in turn invest in Eligible Portfolio Instruments and whose shares may be offered to other parties as well as to the Series.

5. Shareholders of each Series shall vote separately as a class on any matter, except, consistent with the Investment Company Act of 1940, as amended (“the Act”), the rules thereunder, and the offering materials of the Series, with respect to (i) the election of Trustees, and (ii) any amendment of the Declaration, unless the amendment affects fewer than all classes of Shares, in which case only shareholders of the affected classes shall vote, and except when the Trustees have determined that the matter affects only the interests of shareholders of a particular Series of the Trust, in which case only the shareholders of such Series shall be entitled to vote thereon. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon within the meaning of Rule 18f-2 under the Act (or any successor rule)

as to a Series, the applicable percentage (as specified in the Declaration, or the Act and the rules thereunder) of the shares of that Series alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the shares of the Series entitled to vote on the matter is required.

6. The assets and liabilities of the Trust shall be allocated among the Series of the Trust as set forth in Section 5.11 of the Declaration.

7. The Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Series hereby created, or to otherwise change the special and relative rights of the Series, provided that such change shall not adversely affect the rights of the Shareholders of the Series.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 30th day of September, 2008.

/s/ R. Wesley Burns
R. Wesley Burns

/s/ E. Philip Cannon
E. Philip Cannon

/s/ Vern O. Curtis
Vern O. Curtis

/s/ J. Michael Hagan
J. Michael Hagan

/s/ Brent R. Harris
Brent R. Harris

/s/ William J. Popejoy
William J. Popejoy